BRF S.A.

A Publicly Traded Company

CNPJ n° 01.838.723/0001-27

ANNOUNCEMENT TO THE MARKET

BRF ANNOUNCES COMMENCEMENT BY SADIA OVERSEAS AND BFF INTERNATIONAL OF
CASH TENDER OFFER FOR ANY AND ALL OUTSTANDING
6.875% SENIOR NOTES DUE 2017 ISSUED BY SADIA OVERSEAS AND
7.250% SENIOR NOTES DUE 2020 ISSUED BY BFF INTERNATIONAL,
IN EACH CASE UNCONDITIONALLY AND IRREVOCABLY GUARANTEED BY BRF

São Paulo, May 7, 2014 – BRF S.A. (“BRF”) and its subsidiaries Sadia Overseas Ltd. (“Sadia Overseas”) and BFF International Limited (“BFF”) today announced the commencement of (i) an offer by Sadia Overseas to purchase for cash (the “2017 Notes Tender Offer”) any and all outstanding 6.875% Senior Notes due 2017 issued by Sadia Overseas (the “2017 Notes”), and (ii) an offer by BFF to purchase for cash (together with the 2017 Notes Tender Offer, the “Tender Offers”) any and all outstanding 7.250% Senior Notes due 2020 (together with the 2017 Notes, the “Notes”) issued by BFF. The Tender Offers are being made pursuant to the offer to purchase dated May 7, 2014 (the “Offer to Purchase”) and the related letter of transmittal (together with the Offer to Purchase, the “Offer Documents”).

The tables below summarize certain payment terms for each series of Notes:

Notes	CUSIP Number(s)	ISIN Number(s)	Principal Amount Outstanding	Bloomberg Reference Page	UST Reference Security	Fixed Spread (Basis Points)	Hypothetical Purchase Price(1)[1]
6.875% Senior Notes due 2017	78632LAA3/ G77650AA0	US78632LAA35/ USG77650AA01	U.S.$220,718,000	PX1	0.875% UST Note due April 15, 2017	+150	U.S.$1,129.54
7.250% Senior Notes due 2020	05540KAA9/ G3400TAA7	US05540KAA97/ USG3400TAA72	U.S.$629,282,000	PX1	1.625% UST Note due April 30, 2019	+195	U.S.$1,184.44

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(1)   Per U.S.$1,000 principal amount of Notes, assuming that the Reference Yield (as defined below) had been measured at 2:00 p.m., New York City time, on May 6, 2014 and assuming a hypothetical settlement date of May 22, 2014 (see Annex B to the Offer to Purchase).  The applicable Purchase Price for each series of Notes will be paid together with accrued and unpaid interest from and including the last interest payment date for such series of Notes to, but not including, the Settlement Date (as defined in the Offer to Purchase).

The Tender Offers will expire at 8:00 a.m., New York City time, on May 15, 2014, unless extended or earlier terminated (such date and time, including as extended or earlier terminated, the “Expiration Time”). Holders of Notes must validly tender and not validly withdraw their Notes at or prior to the Expiration Time in order to be eligible to receive the Purchase Price (as defined below) for such Notes. Tendered Notes may be validly withdrawn at any time at or prior to the Expiration Time but not thereafter.

The applicable “Purchase Price” for each U.S.$1,000 principal amount of each series of Notes validly tendered and not validly withdrawn pursuant to the Tender Offers shall be calculated in accordance with the standard market practice by reference to the bid-side yield to maturity (the “Reference Yield”) of the applicable UST reference security specified in the table above as measured at 2:00 p.m., New York City time, on May 14, 2014, unless extended, plus the applicable fixed spread specified in the table above. The specific calculation method for the Purchase Price for each series of Notes is set forth in Annex A to the Offer to Purchase.

Our obligation to purchase Notes in either of the Tender Offers is conditioned on the satisfaction or waiver of certain conditions described in the Offer Documents, including, among others, a financing condition described in more detail in the Offer to Purchase. We have the right, in our sole discretion, to amend or terminate either of the Tender Offers at any time.

The information agent and tender agent for the Tender Offers is D.F. King & Co., Inc. To contact the information agent and tender agent, banks and brokers may call +1-212-269-5550, and others may call U.S. toll-free: 1-800-967-4604. Additional contact information is set forth below.

By Mail, Hand or Overnight Courier: 48 Wall Street 22nd Floor New York, NY 10005 USA Attention: Kristal Scrudato	By Facsimile Transmission: (for eligible institutions only) +1 212-709-3328 Attention: Kristal Scrudato Confirmation by Telephone +1 212-493-6940

Any questions or requests for assistance or for additional copies of this notice may be directed to the dealer managers at their respective telephone numbers set forth below or, if by any Holder, to such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offers.

The dealer managers for the Tender Offers are:

BB Securities Ltd. Pinners Hall, 105-108 Old Broad Street, 4th Floor EC2N 1ER, London, England Attn: Operations Department +44 20 7367 5803 (collect)	Banco BTG Pactual S.A.—Cayman Branch, 68 Fort Street, Grand Cayman, Cayman Islands Attn: DCM Group (212) 293-4600	Itau BBA USA Securities, Inc. 767 Fifth Avenue, 50th Floor, New York, NY 10022 Attn: Syndicate Desk (888) 770-4828 (toll free)
Morgan Stanley & Co. LLC 1585 Broadway, New York, New York 10036 Attn: Liability Management Group (212) 761-1057 (collect) (800) 624-1808 (U.S. toll free)		Santander Investment Securities Inc. 45 East 53rd Street New York, NY 10022 Attn: Syndicate Department (212) 407-7822 (collect)

This notice does not constitute or form part of any offer or invitation to purchase, or any solicitation of any offer to sell, the Notes or any other securities in the United States or any other country, nor shall it or any part of it, or the fact of its release, form the basis of, or be relied on or in connection with, any contract therefor. The Tender Offers are made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal, and the information in this notice is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. None of BRF, Sadia Overseas, BFF, the dealer managers or the Information Agent and Tender Agent makes any recommendation as to whether Holders should tender their Notes pursuant to the Tender Offers.

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Augusto Ribeiro Junior

Chief Financial Officer and Investor Relations Officer
BRF S.A.